Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) of Veeco Instruments Inc. and related Proxy Statement/Prospectus of Veeco Instruments Inc. and Ultratech, Inc. and to the incorporation by reference therein of our reports dated March 1, 2017, with respect to the consolidated financial statements and schedule of Ultratech, Inc., and the effectiveness of internal control over financial reporting of Ultratech, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
April 21, 2017